SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

DECKERS OUTDOOR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DECKERS OUTDOOR CORPORATION

April 11, 2003

Dear Stockholder:

       We cordially invite you to attend our 2003 Annual Meeting of Stockholders to be held at 3:00 p.m. on Monday, May 19, 2003 at Deckers Outdoor Corporation’s distribution center, 4880 Colt Street, Ventura, California 93003. Enclosed are the Notice of Annual Meeting, Proxy Statement and a Proxy Card relating to the Annual Meeting which we urge you to read carefully. Also enclosed is the Company’s 2002 Annual Report to Stockholders on Form 10-K. Whether or not you expect to attend the Annual Meeting, please sign and date the enclosed Proxy Card and return it as promptly as possible to ensure that your shares will be voted. Properly executed Proxy Cards received by the Company prior to the Annual Meeting will be voted in accordance with the instructions indicated in such cards. Because mail delays occur frequently, it is important that the enclosed Proxy Card be returned well in advance of the meeting.

ON BEHALF OF YOUR
BOARD OF DIRECTORS

DOUGLAS B. OTTO
Chairman of the Board, President and
Chief Executive Officer

DECKERS OUTDOOR CORPORATION

495-A South Fairview Avenue, Goleta, California 93117

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 19, 2003

TO THE STOCKHOLDERS OF

DECKERS OUTDOOR CORPORATION

      Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Deckers Outdoor Corporation, a Delaware corporation (the “Company”), will be held at Deckers Outdoor Corporation’s distribution center, 4880 Colt Street, Ventura, California 93003, on Monday, May 19, 2003, beginning at 3:00 p.m., local time. The Annual Meeting will be held for the following purposes:

1. To elect two (2) directors of the Company to serve as Class I directors until the Annual Meeting of Stockholders to be held in 2006.

2. To ratify the selection of KPMG LLP as the Company’s independent auditors.

3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

      The Board of Directors has fixed March 25, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof, and only stockholders of record at the close of business on that date are entitled to such notice and to vote at the Annual Meeting.

      A list of stockholders entitled to vote at the Annual Meeting will be available at the offices of the Company for ten (10) days prior to the Annual Meeting.

      We hope that you will use this opportunity to take an active part in the affairs of the Company by voting on the business to come before the Annual Meeting either by executing and returning the enclosed Proxy Card or by casting your vote in person at the Annual Meeting.

      STOCKHOLDERS UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY CARD BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED AND RETURNED.

BY ORDER OF THE BOARD OF DIRECTORS

DOUGLAS B. OTTO
Chairman of the Board, President and
Chief Executive Officer

Goleta, California

April 11, 2003

DECKERS OUTDOOR CORPORATION

495-A South Fairview Avenue
Goleta, California 93117

ANNUAL MEETING OF STOCKHOLDERS

To be Held May 19, 2003

PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Deckers Outdoor Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 3:00 p.m., local time, on May 19, 2003, at Deckers Outdoor Corporation’s distribution center, 4880 Colt Street, Ventura, California 93003, and any postponements or adjournments thereof for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and the accompanying Form of Proxy were first mailed to stockholders on or about April 11, 2003.

RECORD DATE AND VOTING

      March 25, 2003 has been fixed as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof. As of March 25, 2003, there were outstanding 9,524,843 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”) and 1,375,000 shares of the Company’s Series A Preferred Stock, par value $.01 per share (the “Preferred Stock”). A majority of the shares of Common Stock and Preferred Stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the meeting.

      Each share of Common Stock issued and outstanding on the Record Date is entitled to one vote on any matter presented for consideration and action by the stockholders at the Annual Meeting. Each share of Preferred Stock is entitled to one vote per share on all matters except for the election of or removal of directors, other than the director elected by the holders of the Preferred Stock pursuant to Section 2(b) of the Company’s Preferred Stock Certificate of Designation. With respect to all matters, other than the election of the directors, the affirmative vote of a majority of shares of the Company’s Common and Preferred Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. Directors will be elected by a plurality of the votes of the shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote on the election of directors. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a director has been elected and for the ratification of the selection of independent auditors. Unless otherwise instructed, proxies solicited by the Company will be voted “FOR” the nominees named herein for election as directors, “FOR” ratification of the selection of KPMG LLP as the Company’s independent auditors, and in their discretion upon such other business as may properly come before such meeting or any and all postponements or adjournments thereof.

      If any other matters are promptly presented for consideration at the annual meeting including, among other things, consideration of a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the nominee of the Board of Directors, the persons named as proxies and acting thereunder will have discretion to vote on these matters according to their best judgement to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate any other matter would be raised at the annual meeting.

      With respect to brokers who are members of the New York Stock Exchange, the New York Stock Exchange Rules (“NYSE Rules”) generally require that when shares are registered in street or nominee name, its member brokers must receive specific instructions from the beneficial owners in order to vote on certain proposals. However, the NYSE Rules do not require specific instructions in order for a broker to vote on the election of the Class I directors and on ratification of the selection of the Company’s independent auditors. If a member broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on any proposal that does require specific instructions, those shares will not be considered as present and entitled to vote with respect to that matter. Pursuant to Delaware law, a broker non-vote will not be treated as present or voting in person or by proxy on the proposal.

      A stockholder giving a proxy has the power to revoke it at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, by executing a subsequent proxy, or by attending the Annual Meeting and voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with the specifications on the enclosed proxy card.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      The Company’s By-Laws state that the Board of Directors shall consist of not less than one nor more than seven members. The specific number of Board members within this range is established by the Board of Directors and is currently set at six. There are currently six Board members and no vacancies. The Company’s Certificate of Incorporation provides that the Board shall be classified into three classes of directors, which classes serve staggered three-year terms. The Board currently consists of two directors of each class. The current term of the Class II directors expires at the Annual Meeting of Stockholders to be held in 2004, the current term of the Class III directors expires at the Annual Meeting of Stockholders to be held in 2005, and the current term of each Class I director expires at the May 19, 2003 Annual Meeting of Stockholders. The Board of Directors is proposing John M. Gibbons and Daniel L. Terheggen, who are now serving as Class I directors, for re-election as Class I directors at the Annual Meeting. Each of the Class I directors elected at the Annual Meeting will serve until the Annual Meeting of Stockholders to be held in 2006, until such director’s successor has been duly elected and qualified or until such director has otherwise ceased to serve as a director. To the Company’s knowledge, each nominee is and will be available to serve. The nominees have supplied the following background information to the Company:

		Principal Occupation During the Last 5 Years,
		Other Business	Director
Name	Age	Experience and Directorships	Since

John M. Gibbons	54	Vice Chairman of TMC Communications, Inc. (“TMC”), a long distance, data and internet services provider, since June 2000, Chief Executive Officer of TMC since August 2001 and President of TMC from June 2000 to August 2001, Vice Chairman of Assisted Living Concepts, Inc., a national provider of assisted living services from March 2000 to December 2001, Chief Executive Officer and member of the board of directors of The Sports Club Company, a developer and operator of health and fitness clubs, from July 1999 to February 2000, and the President and Chief Operating Officer of the Sports Club Company from July 1995 to July 1999.	2000
Daniel L. Terheggen	52	Co-founder and Chief Executive Officer of BHPC Global Licensing, Inc., a leading branded international licensing and marketing firm, since April 1990, and owner of Consolidated Smart Systems, a premier provider of ancillary services to the multi-housing market throughout California, since June 1973.	2002

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE

“FOR” THE ELECTION OF THE ABOVE NOMINEES.

MANAGEMENT

      The directors and executive officers of the Company are set forth below. The following table includes information with respect to each director and executive officer of the Company.

			Class of
Name	Age	Position	Director

Douglas B. Otto	51	Chairman of the Board, President and Chief Executive Officer	III
M. Scott Ash	38	Chief Financial Officer and Assistant Secretary
Patrick C. Devaney	48	Senior Vice President and Vice President — Global Sourcing, Production and Development
Constance X. Rishwain	45	President of the Simple and Ugg Divisions
Robert P. Orlando	50	President of the Teva Division
Janice M. Howell	53	Vice President — Operations
John A. Kalinich	35	Vice President and Director of Retail and Licensing and Director	II
Joseph E. Nida	63	Secretary
Gene E. Burleson	62	Director	III
Rex A. Licklider	60	Director	II
John M. Gibbons	54	Director	I
Daniel L. Terheggen	52	Director	I

      Douglas B. Otto, co-founder of the Company in 1973, has served as an executive officer since that time and as Chairman of the Board and Chief Executive Officer since 1982 and as President since January 1, 2003. He has also served as President from March 1999 through February 2000 and from 1982 through May 1998, and served as Chief Financial Officer from June 1990 through December 1992.

      M. Scott Ash has been Chief Financial Officer since January 1997, Assistant Secretary since December 1999 and was Secretary from March 1999 to December 1999. Prior to such time, Mr. Ash served as Controller of the Company, beginning in January 1993. Prior to joining the Company, he was employed by Dole Food Company, Inc. from August 1992 to January 1993 as Manager of Corporate Reporting. Previously, he was a Senior Manager at KPMG LLP where he was employed from September 1986 to August 1992. Mr. Ash is a Certified Public Accountant.

      Patrick C. Devaney has been the Company’s Senior Vice President since March 2000 and served as Vice President — Global Sourcing, Production and Development since November 1997. Prior to joining the Company, Mr. Devaney was employed by Mizuno USA where he was Director of Global Footwear from February 1990 to June 1997 and was a Global Product/ Marketing Manager for Reebok International from 1985 to December 1989.

      Constance X. Rishwain has been the President of the Simple and Ugg Divisions since December 2002 after serving as Vice President, Brand Manager — Simple since January 2001 and Vice President, Brand Manager — Ugg since April 1999. Previously, Ms. Rishwain held a variety of positions since joining the Company in January 1995, including Vice President of Domestic Sales for Teva, Simple and Ugg from June 1999 to December 1999, Vice President of Sales — Western Division for Teva, Simple and Ugg from December 1997 to June 1999 and Vice President Merchandising for Teva, Simple and Ugg from January 1995 to December 1997. Before joining Deckers, Ms. Rishwain held the position of Vice President of Merchandising and Marketing for Impo International Shoe Company from 1988 to 1994 and prior to that worked for Nine West from 1984 to 1988 in several capacities.

      Robert P. Orlando has been the President of the Teva Division since December 2002 and was previously the Vice President — Brand Manager of Teva since joining the Company in May 2000. Previously, Mr. Orlando worked for Adidas Salomon North America where he was Vice President of Footwear and

Apparel from 1999 to 2000 and Business Unit Manager from 1996 to 1999, and he was President of Newport Outfitters from 1994 to 1996.

      Janice M. Howell has been the Vice President of Operations since December 2002, the Director of Operations from November 1999 to December 2002, and Director of Human Resources and Administration from January 1992 to November 1999. Ms. Howell previously was employed at Wavefront Technologies as Director of Human Resources and Administration from 1986 to 1991.

      John A. Kalinich is currently the nominee as a Director by the Preferred Stock and has been a Director of the Company since November 2002. Mr. Kalinich was previously an employee of the Company’s former Teva Licensor, Teva Sport Sandals. In connection with the Company’s acquisition of Teva in November 2002, Mr. Kalinich joined the Company as Vice President and Director of Retail and Licensing, responsible for the protection of the Company’s worldwide intellectual property and the operation of the e-commerce web sites for Teva, Simple and Ugg. Prior to joining the Company, Mr. Kalinich was the Chief Operations Officer for Teva Sport Sandals, Inc. from January 1995 to November 2002. Previously, Mr. Kalinich was employed as an audit Senior Associate by Coopers & Lybrand from July 1991 to January 1995. Mr. Kalinich is a Certified Public Accountant.

      Joseph E. Nida has been Secretary of the Company since December 1999. Mr. Nida has been a partner in the law firm of Sheppard, Mullin, Richter & Hampton, LLP (“SMRH”), the Company’s outside general counsel, since SMRH acquired Nida & Maloney LLP in September 2001. Previously, Mr. Nida was Chairman of the law firm of Nida & Maloney, LLP since its formation in 1994. Mr. Nida also serves as secretary of Miravant Medical Technologies (OTC-BB). He also serves as a director or officer of several emerging growth companies.

      Gene E. Burleson has been a director of the Company since September 1993. Mr. Burleson has currently been serving on the Board of Directors of Alterra Healthcare Corporation, an operator of assisted living facilities, since January 1995 and has served as its Chairman of the Board since January 2003. He also served as Chairman of the Board of Directors of Mariner Healthcare, Inc. from January 1999 to May 2002. In addition, Mr. Burleson served as the Chief Executive Officer and as a Director of Vitalink Pharmacy Services, Inc., a provider of pharmacy services to nursing facilities, from February 1997 to August 1997. He also served as Chairman of the Board of Directors of GranCare, Inc., a provider of long-term and specialty health care services, from January 1994 to November 1997 and its Chief Executive Officer from December 1990 to February 1997.

      Rex A. Licklider has been a Director of the Company since September 1993. From 1975 until February 1992, Mr. Licklider served as Chairman of the Board and Chief Executive Officer of Com Systems, Inc., a long distance telecommunications company. From February 1992 to January 1993, Mr. Licklider was Chairman of the Board of Resurgens Communications Group, with whom Com Systems, Inc. had merged. He has been Co-CEO of The Sports Club Company (AMEX-SCY), a developer and operator of health and fitness clubs, since February 2000 and Vice Chairman since 1994. Mr. Licklider is a founder and Partner of Pentium Investments, Inc. and a Director of The Sports Club Company.

      John M. Gibbons has been a Director of the Company since July 2000. Since June 2000, Mr. Gibbons has been Vice Chairman of TMC Communications, Inc., a long distance, data and internet services provider and has been its Chief Executive Officer since August 2001. From June 2000 to August 2001 he was President of TMC Communications, Inc. Mr. Gibbons was Vice Chairman of Assisted Living Concepts, Inc., a national provider of assisted living services from March 2000 to December 2001. Previously, Mr. Gibbons was employed by The Sports Club Company where he was Chief Executive Officer and a member of the board of directors from July 1999 to February 2000 and was President and Chief Operating Officer from July 1995 to July 1999.

      Daniel L. Terheggen has been a Director of the Company since September 2002. Mr. Terheggen has been the co-founder and Chief Executive Officer of BHPC Global Licensing, Inc., a leading branded international licensing and marketing firm, since April 1990. Mr. Terheggen has also been the owner of Consolidated Smart

Systems, a premier provider of ancillary services to the multi-housing market throughout California, since June 1973.

      For information concerning beneficial ownership of Common Stock by directors and executive officers, see “Security Ownership of Certain Beneficial Owners and Management” below.

CERTAIN RELATIONSHIPS

      In February 2002, the Company’s Board of Directors agreed to guarantee a home construction bank loan of Douglas B. Otto for up to three years, which guarantee was subsequently amended July 26, 2002. The Company has not modified or amended the guarantee subsequent to July 26, 2002. The Company’s guarantee is limited to a maximum of $1,000,000 of Mr. Otto’s outstanding loan from a bank. The guarantee was provided on behalf of Mr. Otto in order to avoid any need for Mr. Otto to sell a portion of his common stock in the Company. During 2002, the largest amount outstanding at any time on the loan from the bank to Mr. Otto was $1,200,000 and the amount outstanding at March 7, 2003 was $1,500,000, although the Company still only guaranteed up to $1,000,000. The loan with the bank bears interest at the prime rate (4.25% at March 7, 2003), with interest only payable monthly. The loan matures on June 1, 2004.

      Joseph E. Nida is a partner in the law firm of Sheppard, Mullin, Richter & Hampton LLP, the Company’s general counsel. The Company paid this law firm an aggregate of approximately $334,000 for legal services rendered during 2002.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND

COMMITTEES OF THE BOARD OF DIRECTORS

Committees of the Board

      The Company has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

      Audit Committee — The Board has a standing Audit Committee that reviews the audit and control functions of the Company, the Company’s accounting principles, policies and practices and financial reporting, the scope of the audit conducted by the Company’s auditors, the fees and all non-audit services of the independent auditors and the independent auditors’ opinion and letter of comment to management and management’s response thereto. The Committee met six times during 2002. At the date of this Proxy Statement, Mr. Gibbons was Chairman of the Audit Committee and the Committee was comprised of Messrs. Burleson, Licklider, and Gibbons.

      Compensation Committee — The Board’s Compensation Committee (the “Compensation Committee”) reviews and recommends to the Board the salaries, bonuses and prerequisites of the Company’s executive officers. The Compensation Committee also reviews and recommends to the Board any new compensation or retirement plans and administers the Company’s 1993 Employee Stock Incentive Plan (the “1993 Plan”) and the Company’s 1995 Employee Stock Purchase Plan (the “Stock Purchase Plan”). The Committee met four times during 2002. At the date of this Proxy Statement, Mr. Burleson was Chairman of the Compensation Committee and the Committee was comprised of Messrs. Burleson, Licklider, Gibbons, and Terheggen.

      Corporate Governance and Nominating Committee — The Board has a Corporate Governance and Nominating Committee (the “Corporate Governance Committee”) that assures that the Company satisfies the requirements of NASDAQ and the Securities and Exchange Commission regarding composition and qualifications of the Board of Directors and seeks qualified candidates for the Company’s Board of Directors when additional Board members are to be added and when Board vacancies are to be filled. The Corporate Governance Committee considers nominees proposed by stockholders. To recommend a prospective nominee for the Corporate Governance Committee’s consideration, you may submit the candidate’s name and qualifications to the Company’s Assistant Corporate Secretary in writing to Deckers Outdoor Corporation, Attention: Scott Ash at 495-A South Fairview Avenue, Goleta, CA 93117. The Committee met one time during 2002. At the date of this Proxy Statement, Mr. Licklider was Chairman of the Corporate Governance Committee and the Committee was comprised of Messrs. Licklider, Burleson and Gibbons.

Director Attendance

      In 2002, the Company held nine meetings of the Board of Directors. During 2002, all of the directors attended at least 75% of the aggregate of the meetings of the Board and of the committees of which they were members.

Director Compensation

      Standard Compensation — Directors who are not employees of the Company or its subsidiaries (“Nonemployee Directors”) receive an annual retainer to be paid as follows: $11,000 in cash, or, at the option of a Nonemployee Director, exercised ten days prior to the start of each year, in Common Stock of the Company at a 20% discount off the price of the shares at the closing price at the beginning of the year; and 2,000 shares of the Common Stock of the Company per year. Every three years, the Board sets the number of shares for the following three years. Additionally, Nonemployee Directors receive $1,500 for each meeting of the Board and $1,000 for each separately scheduled committee meeting that they attend plus reimbursement of any expenses they may incur with respect to such meetings. Committee Chairmen receive additional annual retainer fees of $4,000. Directors who are employees of the Company or its subsidiaries serve as directors without compensation.

      Stock Options — Nonemployee Directors receive additional compensation in the form of stock options granted automatically under the 1993 Plan. Upon their initial election to the Board of Directors, Nonemployee Directors automatically receive options to purchase 10,000 shares of Common Stock. Such options vest in annual one-third installments, with the first such installment vesting on the first anniversary of the date of grant of such option. In addition, beginning on the fourth annual meeting of stockholders after a Nonemployee Director is first elected, such Nonemployee Director will automatically be granted each year options to purchase 2,000 shares of Common Stock. Such additional options will be fully vested and exercisable at the time of grant. All options granted to Nonemployee Directors have an exercise price equal to the fair market value of the shares on the date they are granted.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table sets forth for the years ended December 31, 2002, 2001 and 2000, the reportable compensation paid or awarded to the Chief Executive Officer and to each of the four other most highly compensated executive officers of the Company who were executive officers of the Company at December 31, 2002 and received compensation in excess of $100,000 in such year (the “Named Executive Officers”).

Summary Compensation Table

					Long-Term
					Compensation

		Annual Compensation			Securities
					Underlying
				Other Annual	Options/SARs	All Other
Name and principal position	Year	Salary	Bonus	Compensation	(#)	Compensation

Douglas B. Otto	2002	$345,000	$388,000	—	50,000	$—
Chief Executive Officer	2001	345,000	18,000	—	100,000	104,000	(1)
	2000	275,000	320,000	—	—	109,000	(1)

Peter C. Benjamin(2)	2002	283,000	266,000	—	—	—
President and Chief Operating	2001	260,000	14,000	—	80,000	—
Officer	2000	180,000	115,000	—	—	—

Constance X. Rishwain	2002	140,000	103,000	—	50,000	—
President of Simple and	2001	140,000	64,000	—	30,000	—
Ugg Divisions	2000	120,000	117,000	—	—	—

M. Scott Ash	2002	146,000	82,000	—	40,000	—
Chief Financial Officer	2001	146,000	14,000	—	50,000	—
	2000	135,000	27,000	—	—	—

Patrick C. Devaney	2002	167,000	52,000	—	40,000	—
Senior Vice President and Vice	2001	157,000	14,000	—	50,000	—
President–Global Sourcing,	2000	140,000	24,000	—	—	—
Production and Development

(1)	In 1997, the Company entered into a split-dollar life insurance agreement with a trust established by Douglas B. Otto, pursuant to which the Company and the trust shared in the premium costs of life insurance policies that pay cumulative death benefits upon the death of Mr. Otto. The portion of the premium equal to the value of the economic benefit is paid by the trust, with the Company paying the remainder of the premiums. In 2002, the policies were amended such that the Company no longer makes any premium payments on the policy. The amounts above, $0 in 2002, $104,000 in 2001 and $109,000 in 2000, reflect the present value of the economic benefit to Mr. Otto of the portion of the premium paid by the Company in 2002, 2001 and 2000, respectively. Upon surrender of the policy or payment of the death benefits thereunder, the Company is entitled to repayment of an amount equal to the cumulative payments previously paid by the Company.

(2)	Effective December 31, 2002, Mr. Benjamin resigned from his position as President and Chief Operating Officer of the Company in order to return to his role of directing Asian sales operations on behalf of the Company.

      The following table sets forth information with respect to options to purchase shares of the Company’s Common Stock granted in 2002 to the Named Executive Officers.

Stock Option Grants in 2002

					Potential Realizable
		% of Total			Value at Assumed
		Options			Rates of Stock
		Granted			Appreciation for
		to	Exercise		Option Term(1)
	Options	Employees	Price	Expiration
Name	Granted(#)	in 2002	(per share)	Date	5%	10%

Douglas B. Otto	50,000	10.5%	$4.30	9/20/2012	$135,000	$343,000
Peter C. Benjamin	—	—	—	—	—	—
Constance X. Rishwain	50,000	10.5%	4.30	9/20/2012	135,000	343,000
M. Scott Ash	40,000	8.4%	4.30	9/20/2012	108,000	274,000
Patrick C. Devaney	40,000	8.4%	4.30	9/20/2012	108,000	274,000

(1)	The 5% and 10% assumed rates of appreciation are specified under the rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of the future Common Stock price.

      The following table sets forth, for the Named Executive Officers, information with respect to exercised options, unexercised options and year-end option values, in each case with respect to options to purchase shares of the Company’s Common Stock.

Aggregated Option Exercises in 2002 and

2002 Year-End Option Values

			Number of Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		December 31, 2002		December 31, 2002
	Acquired on	Value
Name	Exercise(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Douglas B. Otto	—	$—	250,000	105,000	$235,000	$1,000
Peter C. Benjamin	60,500	197,000	93,000	—	58,000	—
Constance X. Rishwain	11,400	37,000	86,000	63,000	37,000	1,000
M. Scott Ash	—	—	113,000	67,000	66,000	1,000
Patrick C. Devaney	—	—	103,000	67,000	66,000	1,000

Employment Agreements

      Effective January 1992, Douglas B. Otto entered into an employment agreement with the Company, which was subsequently extended through 2004. For 2003, Mr. Otto’s compensation includes a base salary of $345,000 and a target bonus of $207,000, based upon the achievement of certain performance criteria. In the event that performance targets are surpassed, the bonus earned can exceed the target bonus amount. If Mr. Otto’s employment agreement is terminated for any reason, including “For Cause” as defined therein, Mr. Otto will receive an annual payment of $345,000, adjusted annually for any increase in the Consumer Price Index, plus his existing employee benefits for three years from the date of termination. After any termination of employment, Mr. Otto may not compete with the Company for one year in the United States (except in Montana and Wyoming).

      In March 1999, Peter C. Benjamin entered into an employment agreement with the Company through December 31, 2000, which was subsequently extended through 2002. The agreement provided for a base salary of $260,000 in 2001 and $283,000 in 2002. The agreement also provided for a target bonus of $135,000 in 2001 and a target bonus of $142,000 in 2002, all based upon the achievement of certain performance criteria. Effective January 1, 2003, Mr. Benjamin resigned as President and Chief Operating Officer in order to return to his role of directing Asian sales operations on behalf of the Company.

      On November 25, 2002, John A. Kalinich entered into an employment agreement with the Company through November 24, 2007. For 2003, Mr. Kalinich’s compensation includes a base salary of $166,125 and an incentive bonus of $30,000 to $60,000, based on mutually agreed performance criteria established annually. At the commencement of Mr. Kalinich’s employment, he was granted options to purchase 50,000 shares of the Company’s Common Stock, pursuant to the Company’s employee stock option plan. Commencing in calendar year 2003, and annually as long as he is an employee of the Company, Mr. Kalinich will be granted additional options to purchase 10,000 shares of Common Stock pursuant to the Company’s employee stock option plan.

      Concurrent with the Company’s acquisition of Teva, on November 25, 2002, Mark Thatcher entered into an employment agreement with the Company through November 24, 2007. The agreement provides for an initial annual base salary of $276,875 and provides that Mr. Thatcher shall be included in any Company general incentive plan for a like-level executive during his employment with the Company. The Company also received a non-compete agreement from Mr. Thatcher, which expires two years after termination of employment.

      The other officers of the Company do not have employment agreements with the Company and serve at the pleasure of the Board.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

      The Compensation Committee (the “Committee”) of the Board of Directors, consists entirely of directors who have never served as officers or employees of the Company or any of its subsidiaries. The Committee determines and administers the compensation of the Company’s executive officers. Set forth below are the principal factors underlying the Committee’s philosophy used in setting compensation.

      Compensation Philosophy — At the direction of the Board of Directors, the Committee endeavors to ensure that the compensation programs for executive officers of the Company and its subsidiaries are competitive and consistent in order to attract and retain key executives critical to the Company’s long-term success. The Committee believes that the Company’s overall financial performance should be an important factor in the total compensation of executive officers. At the executive officer level, the Committee has a policy that a significant proportion of potential total compensation should consist of variable, performance-based components, such as stock options, stock awards and bonuses, which can increase or decrease to reflect changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management’s commitment to enhancement of profitability and stockholder value.

      The Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the chief executive officer and other executive officers. The Committee considers such corporate performance measures as net sales, open orders, net income, earnings per share and similar quantitative measures. The Committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as successful supervision of major corporate projects, demonstrated leadership ability and contributions to industry and community development. For 2002, the most important qualitative factors in determining incentive compensation awards to executive officers were the Committee’s assessments of their contributions to the Company’s sales, open orders, and earnings per share, excluding the litigation charges and cumulative effect of change in accounting principle (“Adjusted EPS”).

      The Committee also evaluates the total compensation of the Company’s chief executive officer and other executive officers in light of information regarding the compensation practices and corporate financial performance of similar companies in the Company’s industry. However, the Committee does not target a specific percentile range within the peer group compensation structure in determining compensation for executive officers. From time to time, the Committee also receives assessments and advice regarding the Company’s compensation practices from independent compensation consultants.

      Relationship of Performance to Compensation — Compensation that may be earned by the executive officers in any fiscal year consists of base salary, cash bonus and stock options. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual performance. The Committee focuses primarily on total annual compensation, including incentive awards and cash bonuses, rather than base salary alone, as the appropriate measure of executive officer performance and contribution.

      The executive officers receive incentive compensation awards based on individual goals and milestones established for each officer at the beginning of each year and other factors as determined by the Committee. Such officers receive compensation for the subsequent attainment of these goals.

      The 1993 Plan authorizes the Committee to make grants and awards of stock options, stock appreciation rights, restricted stock and other stock-based awards. The Committee grants stock options to executive officers, as well as other employees and consultants of the Company and its subsidiaries below the executive officer level. Executive officers are eligible to receive stock option grants, which the Committee approves from time to time as it deems appropriate.

      In approving grants and awards under the 1993 Plan, the quantitative and qualitative factors and industry comparisons outlined above will be considered. The number of options previously awarded to and held by executive officers is reviewed but is not an important factor in determining the size of current option grants.

      To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Some types of compensation payments and their deductibility (e.g., the spread of exercise of non-qualified options) depend upon the timing of an executive’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Committee’s control also affect the deductibility of compensation.

      Chief Executive Officer Compensation — Douglas B. Otto entered into an employment agreement, effective January 1992, and subsequently extended through 2004. For 2002, his employment agreement provides for an annual salary of $345,000, based on an assessment and recommendation performed by an independent compensation consultant. The amounts of Mr. Otto’s bonuses are determined by the Compensation Committee and are based upon a combination of factors, weighted heavily toward the sales and operating results of the Company. For 2002, Mr. Otto’s bonus was $388,000.

      For 2002, the Committee based the majority of Mr. Otto’s bonus on several criteria established at the beginning of the year which were focused primarily on the Company’s ability to achieve targeted goals for sales, open orders and Adjusted EPS. In 2002, under the direction of Mr. Otto, the Company exceeded the targeted goals for each of these areas. In comparison to 2001, net sales increased by 8% in 2002 and Adjusted EPS increased by 17%, despite the challenging retail environment. Strategically, the Company was able to successfully finance and complete the acquisition of Teva, its flagship brand. In addition, the Company maintained its strong operating cash flows, continued its expansion of Teva into closed-toe footwear, and achieved its fifth consecutive year of double-digit revenue growth for its Ugg brand.

      In December 2002 and in February 2003, the Committee established the compensation of the Company’s Chief Executive Officer and its other executive officers for fiscal year 2003. In each case, the Committee’s decision was based upon the principles and procedures outlined above.

COMPENSATION COMMITTEE
Gene E. Burleson, Chairman
John M. Gibbons
Rex A. Licklider
Daniel L. Terheggen

      The Report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee Interlocks and Insider Participation

      As of the date of this Proxy Statement, the members of the Compensation Committee were Messrs. Burleson, Licklider, Gibbons and Terheggen, none of whom was an officer or employee of the Company or any of its subsidiaries during fiscal year 2002 or is a former officer or employee of the Company or any of its subsidiaries.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is currently composed of three directors, each of whom is independent as defined by the National Association of Securities Dealers’ listing standards and who meet the expertise requirements under such standards. The Audit Committee operates under a written charter approved by the Board of Directors.

      Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

      In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2002 financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) which includes, among other items, information regarding the conduct of the audit of the Company’s financial statements. The Audit Committee also received written disclosures from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG LLP that firm’s independence from the Company and its management. The Audit Committee has further considered the compatibility of the services provided by KPMG LLP with that firm’s independence.

      Based upon the Audit Committee’s review and discussions with management and independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, to be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

John M. Gibbons, Chairman
Gene E. Burleson
Rex A. Licklider

Audit and Non-audit Fees

      For the year ended December 31, 2002 KPMG LLP billed the Company for services rendered for the audit of the Company’s financial statements and for other services rendered. For 2002, fees for the annual financial statement audit were $163,000 and all other fees were $361,000. Audit services primarily consisted of the Company’s annual audit, statutory audits of its overseas subsidiaries and quarterly reviews of its consolidated financial statements. Non-audit services consisted of $208,000 for planning and compliance services for income taxes and customs matters, $100,000 for audit related services and $53,000 for other services, including consulting related to the acquisition of the Teva brand.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

      Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company’s Common Stock against the cumulative total return of the Nasdaq Composite Index and a peer group index for the five-year period commencing December 31, 1997 and ending December 31, 2002. The data represented below assumes $100 invested in each of the Company’s Common Stock, the Nasdaq Composite Index and the peer group index on December 31, 1997. The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either of such Acts.

Comparison of Total Return (Assuming Dividend Reinvestment)

	December 31, 1997	December 31, 1998	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002

Deckers Outdoor Corporation	100.0	29.2	35.0	70.0	56.7	44.5
Nasdaq Composite	100.0	141.0	248.8	156.4	124.6	86.9
Athletic Shoe Composite	100.0	87.7	108.0	145.9	131.4	114.1

*	Athletic Shoe Composite peer group index consisting of Saucony Inc., K-Swiss, Nike Inc., Reebok International Ltd., Rocky Shoes & Boots, Inc., The Stride Rite Corporation, The Timberland Company, Vans Inc., Wolverine World Wide Inc., Fila Holding SPA, and Kenneth Cole Productions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following security ownership information is set forth, as of February 28, 2003, with respect to certain persons or groups known to the Company to be beneficial owners of more than 5% of the Company’s outstanding Common Stock and with respect to each director of the Company, each of the Named Executive Officers, and all current directors, nominees and executive officers as a group (thirteen persons). Other than as set forth below, the Company is not aware of any other person who may be deemed to be a beneficial owner of more than 5% of the Company’s Common Stock.

      The Preferred Stock votes with the Common Stock on all matters presented to the Stockholders with each share of Preferred Stock entitled to one vote per share on all matters except for the election of or removal of directors, other than the director elected by the holders of the Preferred Stock pursuant to Section 2(b) of the “Certificate Of Designation of Series A Preferred Stock of Deckers Outdoor Corporation.”

Name and Address of	Class of	Amount and Nature of
Beneficial Owner(1)	Stock	Beneficial Ownership(2),(3),(6)	Percent of Class(3)

Douglas B. Otto(4)	Common	3,343,450	34.4%
Peter C. Benjamin	Common	105,049	1.1%
M. Scott Ash	Common	118,000	1.2%
Patrick C. Devaney	Common	117,002	1.2%
Constance X. Rishwain	Common	89,156	*
John A. Kalinich	Common	12,000	*
Gene E. Burleson	Common	142,441	1.5%
Rex A. Licklider(5)	Common	315,342	3.3%
John M. Gibbons	Common	20,177	*
Daniel L. Terheggen	Common	4,235	*
Dimensional Fund Advisors, Inc.(7)	Common	588,100	5.9%
Mark Thatcher(8)	Common	2,293,060	20.4%
Mark Thatcher(9)	Preferred	1,375,000	100.0%
All directors and executive officers as a group (thirteen persons)	Common	4,744,913	46.2%

(1)	The address of each beneficial owner is 495-A South Fairview Avenue, Goleta, California 93117, unless otherwise noted.

(2)	Unless otherwise noted, sole voting and dispositive power are possessed with respect to all shares of Common Stock and Preferred Stock owned.

(3)	Shares of Common Stock subject to options exercisable within 60 days after the Record Date and issuable on conversion of Preferred Stock are treated as issued and outstanding for the purpose of computing the percent of Common Stock owned by the holder of the option or Preferred Stock, but not for computing the percent of Common Stock owned by any other person.

(4)	Includes (a) 2,393,750 shares held by the Douglas B. Otto Trust as to which Mr. Otto has sole voting and investment power, (b) 240,250 shares held as trustee for the Tiffany Jade Otto Trust, of which Mr. Otto has sole voting and investment power, (c) 267,250 shares held as trustee for the Ty Dylan Bard Otto Trust, of which Mr. Otto has sole voting and investment power, (d) 64,200 shares held by the Edgecliff Foundation, a charitable foundation formed by Mr. Otto, of which Mr. Otto is the Chairman of the Board of Directors, and (e) 118,000 shares held by Mr. Otto’s wife. Mr. Otto disclaims ownership of the shares held by his wife.

(5)	Includes 285,342 shares held by the Licklider Living Trust as to which Mr. Licklider has joint voting and investment power.

(6)	Includes shares under stock options that are presently exercisable or are exercisable within 60 days for the following: Douglas B. Otto — 260,000; Peter C. Benjamin — 93,000; M. Scott Ash — 118,000; Patrick C. Devaney — 108,000; Constance X. Rishwain — 87,589; John A. Kalinich — 12,000; Gene E.

Burleson — 30,000; Rex A. Licklider — 30,000; John M. Gibbons — 6,666; Daniel L. Terheggen — 0; Mark Thatcher — 250,000; and all directors and executive officers as a group — 816,155.

(7)	This information is based solely on a Schedule 13G/A filed by Dimensional Fund Advisors, Inc. on February 3, 2003. The fund’s address is 1299 Ocean Ave., 11th Floor, Santa Monica, California 90401.

(8)	Includes (a) 528,743 shares of Common Stock, (b) 250,000 Common Stock options that are presently exercisable, all of which were issued in connection with the Teva License Agreement dated June 7, 1999 and the Asset Purchase Agreement dated October 9, 2002 and (c) 1,514,317 shares of Common Stock resulting from the potential conversion of 1,375,000 shares of Preferred Stock at a conversion rate of 1.1013215 per share. Mr. Thatcher’s address is: 515 N. Beaver St., Flagstaff, Arizona 86001.

(9)	Each share of Preferred Stock is convertible into 1.1013215 shares of Common Stock commencing on November 25, 2005 (subject to adjustment for antidilution).

*	Percentage of shares beneficially owned does not exceed 1% of the class so owned.

Equity Compensation Plan Information

Number of Securities
	Number of		Remaining Available
	Securities to be	Weighted-Average	For Future Issuance
	Issued upon	Exercise Price of	Under Equity
	Exercise	Outstanding	Compensation Plans
	of Outstanding	Options,	(Excluding Securities
	Options, Warrants	Warrants and	Reflected in
Plan Category	and Rights	Rights	Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,682,000 (1)	$4.07	774,000 (2)
Equity compensation plans not approved by security holders	150,000 (3)	4.04	—

Total	1,832,000	4.06	774,000

(1)	Shares issuable pursuant to outstanding options under the Company’s 1993 Employee Stock Incentive Plan.
(2)	Represents shares of the Company’s Common Stock which may be issued pursuant to future awards under the Company’s 1993 Employee Stock Incentive Plan.
(3)	Represents options that were issued to Mark Thatcher in connection with the Teva License Agreement dated June 7, 1999 as partial consideration for Teva license rights.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock (collectively “Section 16 Persons”) to file initial reports of ownership (Forms 3) and reports of changes in ownership of Common Stock (Forms 4 and Forms 5) with the Securities and Exchange Commission as well as the Company.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations from each Section 16 Person known to the Company that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to its Section 16 Persons were complied with except that Joseph E. Nida filed a Form 4 on October 25, 2002, reporting the sale of 240 shares of Common Stock which was due to be reported on October 19, 2002.

PROPOSAL NO. 2

INDEPENDENT AUDITORS

      For the 2002 fiscal year, KPMG LLP provided audit services which included examination of the Company’s annual consolidated financial statements. The Audit Committee has selected KPMG LLP to provide audit services to the Company and its subsidiaries for the fiscal year ending December 31, 2003. The stockholders are being requested to ratify such selection at the Annual Meeting. A representative of KPMG LLP will attend the Annual Meeting to make any statements he or she may desire and to respond to appropriate stockholder questions.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE ELECTION OF KPMG LLP AS THE
COMPANY’S INDEPENDENT AUDITORS.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

FOR 2004 ANNUAL MEETING

      Any proposal relating to a proper subject which an eligible stockholder may intend to present for action at the Company’s 2004 Annual Meeting of Stockholders and which such stockholder may wish to have included in the proxy materials for such meeting in accordance with the provisions of Rule 14a-8 promulgated under the Exchange Act must be received as far in advance of the meeting as possible in proper form by the Secretary of the Company at 495-A South Fairview Avenue, Goleta, California 93117 and in any event not later than December 14, 2003. It is suggested that any such proposal be submitted by certified mail, return receipt requested.

      Alternatively, under the Company’s bylaws, if a stockholder does not wish to include a proposal or a nomination for the 2004 Annual Stockholders’ Meeting in the Company’s proxy statement, the stockholder must give notice thereof in writing to the Secretary of the Company not less than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting. A stockholder’s submission must include certain specified information concerning the proposal and information as to the stockholder’s ownership of the Company’s stock. In addition, the stockholder making such proposal shall promptly provide any other information reasonably requested by the Company. The Company will not entertain any proposals or nominations at the annual meeting that do not meet these requirements. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgement on any such stockholder proposal or nomination. Stockholders should contact the Company’s Assistant Corporate Secretary in writing to Deckers Outdoor Corporation, Attention: Scott Ash at 495-A South Fairview Avenue, Goleta, CA 93117. The Company strongly encourages stockholders to seek advice from knowledgeable counsel before submitting a proposal or nomination.

OTHER BUSINESS OF THE ANNUAL MEETING

      Management is not aware of any matters to come before the Annual Meeting or any postponement or adjournment thereof other than the election of directors and the ratification of the selection of the Company’s independent auditors. However, inasmuch as matters of which management is not now aware may come before the meeting or any postponement or adjournment thereof, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto, provided that, to the extent the Company becomes aware a reasonable time before the Annual Meeting of any matter to come before such meeting, the Company will provide an opportunity to vote by proxy directly on such matter. Upon receipt of such proxies in time for voting, the shares represented thereby will be voted as indicated thereon and as described in this Proxy Statement.

MISCELLANEOUS

      The solicitation of proxies is made on behalf of the Company and all the expenses of soliciting proxies from stockholders will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees may communicate with stockholders personally or by mail, telephone, telegram or otherwise for the purpose of soliciting such proxies, but in such event no additional compensation will be paid to any such persons for such solicitation. The Company will reimburse banks, brokers and other nominees for their reasonable out-of-pocket expenses in forwarding soliciting material to beneficial owners of shares held of record by such persons.

BY ORDER OF THE BOARD OF DIRECTORS

DOUGLAS B. OTTO
Chairman of the Board, President and
Chief Executive Officer

Goleta, California

April 11, 2003

PROXY

DECKERS OUTDOOR CORPORATION
495-A South Fairview Avenue
Goleta, California 93117

This Proxy is solicited on Behalf of the Board of Directors of Deckers Outdoor Corporation. The undersigned hereby appoints Douglas B. Otto and M. Scott Ash, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below, all the shares of common stock of Deckers Outdoor Corporation held of record by the undersigned on March 25, 2003, at the Annual Meeting of Shareholders to be held on May 19, 2003 and any postponements or adjournments thereof.

PLEASE DATE, SIGN ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

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Please mark your vote as indicated in the example.	☒

WITHHOLD
		FOR	AUTHORITY
		the nominees	to vote for the
		listed below	nominees listed below
1.	ELECTION OF CLASS I DIRECTORS: Instruction: To withhold authority to vote for a nominee listed below, strike a line through the nominee's name.	☐	☐
Nominees: 01 John M. Gibbons 02 Daniel L. Terheggen

		FOR	AGAINST	ABSTAIN
2.	TO RATIFY THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS.	☐	☐	☐
3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting or any and all postponements or adjournments thereof.

	YES	NO
Do You Plan to Attend the Meeting?	☐	☐
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxies will vote for the nominees listed above, for the ratification of the selection of KPMG LLP as the Company’s independent auditor and in their discretion on matters described in Item 3.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

Signature(s)  ___________________________________________________________________  Dated  _____________  2003

Please sign exactly as the name appears above. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

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